Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company 210-828-7689
For Immediate Release		Lisa Elliott / lelliott@drg-e.com Anne Pearson / apearson@drg-e.com DRG &E / 713-529-6600

Pioneer Drilling Reports First Quarter 2010 Results

SAN ANTONIO, Texas, May 6, 2010 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three months ended March 31, 2010. Some of the highlights include:

•	Drilling rig utilization increased to 49% from 41% in the fourth quarter and is currently 61%

•	56% of working rigs are currently drilling for oil

•	49% of working rigs are currently operating under term drilling contracts

•	Continued expansion in shale plays in both the Drilling Services and Production Services divisions

First Quarter 2010 Results

Net loss for the first quarter was $14.5 million, or $0.27 per share, compared with a net loss for the fourth quarter of 2009 (“the prior quarter”) of $8.4 million, or $0.16 per share. The net loss for the fourth quarter of 2009, adjusted to exclude a $3.5 million tax benefit from the release of a valuation allowance on deferred tax assets primarily associated with foreign net operating losses, was $11.9 million, or $0.23 per share(1). Net income for the first quarter of 2009 (“the year-earlier quarter”) was $0.6 million, or $0.01 per diluted share.

Revenues for the latest quarter were $86.0 million, compared with $81.2 million for the prior quarter and $100.8 million for the year-earlier quarter. The increase in first quarter revenue compared to the prior quarter was primarily due to higher rig and equipment utilization. Due to higher operating costs, EBITDA(2) declined to $9.2 million in the first quarter, compared to $14.1 million for the prior quarter and $27.8 million for the year-earlier quarter.

Operating Results

Revenues for the Drilling Services Division were $55.8 million, a 2% increase from the prior quarter and a 22% decrease from the year-earlier quarter. During the first quarter, the utilization rate for our drilling rig fleet averaged 49%, up from 41% in the prior quarter, but down from 52% utilization in the year-earlier quarter. Average drilling revenues per day decreased 13% from the fourth quarter of 2009 primarily due to higher utilization of drilling rigs in markets with lower dayrates and an increase in the proportion of revenue days during the mobilization phase as opposed to revenue days during the drilling phase of a contract. As a result of this decrease in average revenues per day, Drilling Services margin(3) declined 44% to $3,145 per day in the first quarter, versus $5,629 per day in the prior quarter.

Revenues for the Production Services Division increased 13% to $30.2 million in the first quarter from $26.6 million in the prior quarter. Production Services margin(3) as a percentage of revenue increased modestly to 34% in the first quarter from 33% in the prior quarter. Currently, 71 of Pioneer’s 74 workover rigs have crews assigned and are operating or being actively marketed, while the remaining three workover rigs are idle with no crews assigned.

“Throughout the year we have continued to put our equipment back to work in all of our business lines,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Our strategic focus to generate a higher percentage of oil related business is paying off in the current weak natural gas environment. We now have 56% of our working rigs drilling for oil. In addition, over 70% of our working rigs in the U.S. are drilling horizontal or directional wells. Most of this unconventional drilling is in the major shale regions. We currently have five rigs working in the Marcellus Shale, six in the Eagle Ford Shale and six in the Bakken Shale with a seventh rig under contract to begin working in late May 2010.

“Average utilization for our drilling rigs increased from 41% in the fourth quarter to 49% in the first quarter, but margins were lower in part due to timing delays for mobilization and rig upgrades, and due to higher than expected start-up costs on several rigs. In the Appalachian region, weather difficulties delayed putting rigs to work and resulted in more downtime than expected. In Colombia, the initial mobilization and start-up of two rigs took longer than anticipated and exceeded cost estimates. Also, at the request of our customer in Colombia, we installed a skidding system on one rig, installed a walking system on a second rig and began installation of a walking system on a third rig during the first quarter. While these upgrades result in more downtime in the short run, they are expected to reduce mobilization days in the future and shift more revenue days to drilling dayrates as opposed to lower mobilization rates. We will see some further impact of ongoing rig enhancements and start-up costs in the second quarter, but not as much as in the first quarter.

“We are continuing to upgrade our drilling rigs with topdrives. Currently, 37% of our fleet is equipped with topdrives, two more units are being installed this month and another six units are on order. One of the topdrives being installed this month will replace a rented unit. By the third quarter, two other rented topdrives will be replaced with owned units and, therefore, eliminate the rental charges of approximately $4,000 per day for each topdrive unit. These upgrades position us to earn higher drilling dayrates and operate more efficiently in the shale plays. In the second quarter of 2010, we expect utilization will average 58% to 60% and Drilling Service margin(3) to be between $4,500 and $5,000 per day,” Locke said.

“As we anticipated, the Production Services division is leading us out of the downturn with best-in-class margins and utilization. In the first quarter, we experienced higher-than-expected revenue growth as all of our business lines showed improvement, with particularly strong performance from our wireline business. Utilization for workover rigs has increased from an average of 54% in the fourth quarter to an average of 60% in the first quarter and is currently running in excess of 80%. For the second quarter, we expect the Production Services division’s revenues to increase another 8% to 10%, and margin as a percentage of revenue to be flat or up approximately 2%,” Locke said.

On March 11, 2010, we issued $250 million of Senior Notes with a coupon rate of 9.875% due in March 2018. We received $234.8 million of net proceeds after deductions for the $10.6 million of original issue discount and $4.6 million for underwriters’ fees and related costs. All of the net proceeds were used to repay the majority of the outstanding debt balance under our revolving credit facility.

In April 2010, we received a $40.6 million tax refund and made an additional payment of $10 million to further reduce the outstanding debt balance under the revolving credit facility. At April 23, 2010, we had $12.8 million outstanding under our revolving credit facility and $9.2 million in committed letters of credit, which leaves borrowing availability of $203 million under the facility.

Working capital was $58.8 million at March 31, 2010, down from $90.3 million at December 31, 2009. Our cash and cash equivalents were $11.0 million at the end of the first quarter, down from $40.4 million at December 31, 2009. The decrease was primarily due to cash used in operations of $4.2 million and $25.0 million used for purchases of property and equipment during the first quarter.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9645 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until May 13, 2010. To access the replay, dial (303) 590-3030 and enter the pass code 4206132#.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (69 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 69 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, workover rigs and wireline units within the industry; the continued availability of drilling rig, workover rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2010. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	A reconciliation of net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets to net loss as reported is included in the table to this press release. We believe that net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. Net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

(3)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Operating Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,		December 31, 2009
	2010	2009

Revenues:
Drilling services	$55,817	$71,366	$54,581
Production services	30,204	29,474	26,630

Total revenue	86,021	100,840	81,211

Costs and Expenses:
Drilling services	45,903	44,128	39,463
Production services	19,965	18,716	17,752
Depreciation and amortization	28,871	25,446	27,719
Selling, general and administrative	11,473	10,027	9,608
Bad debt (recovery) expense	(75)	(334)	71

Total costs and expenses	106,137	97,983	94,613

Income (loss) from operations	(20,116)	2,857	(13,402)

Other (expense) income:
Interest expense	(4,094)	(1,988)	(3,590)
Interest income	20	84	35
Other	484	(515)	(251)

Total other expense	(3,590)	(2,419)	(3,806)

Income (loss) before income taxes	(23,706)	438	(17,208)
Income tax benefit (expense)	9,159	180	8,824

Net earnings (loss)	$(14,547)	$618	$(8,384)

Earnings (loss) per common share:
Basic	$(0.27)	$0.01	$(0.16)

Diluted	$(0.27)	$0.01	$(0.16)

Weighted average number of shares outstanding:
Basic	53,717	49,824	51,742
Diluted	53,717	49,929	51,742

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,979	$40,379
Receivables, net of allowance for doubtful accounts	108,836	81,467
Deferred income taxes	8,930	5,560
Inventory	6,663	5,535
Prepaid expenses and other current assets	7,690	6,199

Total current assets	143,098	139,140

Net property and equipment	645,166	637,022
Intangible assets, net of amortization	24,273	25,393
Other long-term assets	26,808	21,061

Total assets	$839,345	$822,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,025	$15,324
Current portion of long-term debt	11,897	4,041
Prepaid drilling contracts	2,042	408
Accrued expenses	35,289	29,031

Total current liabilities	84,253	48,804
Long-term debt, less current portion	253,891	258,073
Other long term liabilities	9,322	6,457
Deferred income taxes	83,398	87,834

Total liabilities	430,864	401,168
Total shareholders’ equity	408,481	421,448

Total liabilities and shareholders’ equity	$839,345	$822,616

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended
	March 31,		December 31, 2009
	2010	2009

Cash flows from operating activities:
Net earnings (loss)	$(14,547)	$618	$(8,384)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	28,871	25,446	27,719
Allowance for doubtful accounts	(75)	66	67
(Loss) gain on dispositions of property and equipment	(772)	149	140
Stock-based compensation expense	1,760	1,769	1,655
Amortization of debt issuance costs and discount	417	166	354
Deferred income taxes	(2,307)	3,336	20,873
Change in other assets	(1,722)	595	201
Change in non-current liabilities	2,864	(815)	(143)
Changes in current assets and liabilities	(18,644)	12,593	(29,470)

Net cash (used in) provided by operating activities	(4,155)	43,923	13,012

Cash flows from investing activities:
Purchases of property and equipment	(25,017)	(24,830)	(47,654)
Proceeds from sale of property and equipment	949	169	159
Proceeds from insurance recoveries	—	36	—

Net cash used in investing activities	(24,068)	(24,625)	(47,495)

Cash flows from financing activities:
Debt repayments	(235,738)	(16,105)	(238)
Proceeds from issuance of debt	239,375	—	—
Debt issuance costs	(4,737)	—	(2,483)
Proceeds from exercise of options	9	—	—
Proceeds from sale of common stock, net of offering costs of $454	—	—	24,043
Purchase of treasury stock	(86)	—	—
Excess tax benefit effect of stock option exercises	—	—	235

Net cash (used in) provided by financing activities	(1,177)	(16,105)	21,557

Net increase (decrease) in cash and cash equivalents	(29,400)	3,193	(12,926)
Beginning cash and cash equivalents	40,379	26,821	53,305

Ending cash and cash equivalents	$10,979	$30,014	$40,379

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate and revenue day information)

(unaudited)

	Three months ended
	March 31,		December 31,
	2010	2009	2009

Drilling Services Division:
Revenues	$55,817	$71,366	$54,581
Operating costs	45,903	44,128	39,463

Drilling services margin (1)	$9,914	$27,238	$15,118

Average number of drilling rigs	71.0	70.0	71.0
Utilization rate	49%	52%	41%
Revenue days	3,152	3,299	2,686

Average revenues per day	$17,708	$21,633	$20,321
Average operating costs per day	14,563	13,376	14,692

Drilling services margin per day (2)	$3,145	$8,257	$5,629

Production Services Division:
Revenues	$30,204	$29,474	$26,630
Operating costs	19,965	18,716	17,752

Production services margin (1)	$10,239	$10,758	$8,878

Combined:
Revenues	$86,021	$100,840	$81,211
Operating Costs	65,868	62,844	57,215

Combined margin	$20,153	$37,996	$23,996

EBITDA (3)	$9,239	$27,788	$14,066

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net Earnings (Loss)

(in thousands)

(unaudited)

	Three months ended
	March 31,		December 31,
	2010	2009	2009

Combined margin	$20,153	$37,996	$23,996

Selling, general and administrative	(11,473)	(10,027)	(9,608)
Bad debt recovery (expense)	75	334	(71)
Other income (expense)	484	(515)	(251)

EBITDA	9,239	27,788	14,066

Depreciation and amortization	(28,871)	(25,446)	(27,719)
Interest expense, net	(4,074)	(1,904)	(3,555)
Income tax benefit	9,159	180	8,824

Net earnings (loss)	$(14,547)	$618	$(8,384)

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Loss Adjusted to Exclude the Tax Benefit of the

Release of the Valuation Allowance on Deferred Tax Assets

(in thousands, except per share data)

Three months ended ended December 31, 2009

Net loss as reported	$(8,384)

Less: Tax benefit of the release of the valuation allowance for deferred tax assets	(3,466)

Net loss adjusted to exclude the tax benefit of the release of the valuation allowance on deferred tax assets (4)	$(11,850)

Basic weighted average number of shares outstanding, as reported	51,742

Diluted EPS adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets (5)	$(0.23)

Diluted EPS as reported (5)	$(0.16)

(4)	We believe that net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets to net loss as reported is included in the table above. This tax benefit is associated with foreign net operating losses that we expect to apply against future taxable income. Net loss adjusted to exclude the tax benefit of the release of the valuation allowance for deferred tax assets as presented may not be comparable to other similarly titled measures reported by other companies.
(5)	The effect of dilutive securities is not reflected in diluted EPS because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS is the same as diluted EPS.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

				Budget
	Three months ended			Year Ending
	March 31,		December 31,	December 31,
	2010	2009	2009	2010
Capital expenditures:

Drilling Services Division:
Routine rigs	$1,981	$3,896	$2,911	$13,000
Discretionary	14,352	6,063	36,342	44,000
Tubulars	27	868	1,507	4,000
New-builds and acquisitions	—	—	—	—

Total Drilling Services Division capital expenditures	16,360	10,827	40,760	61,000

Production Services Division:
Routine	934	1,713	1,295	5,000
Discretionary	95	81	354	4,000
New-builds and acquisitions	2,525	4,479	3,583	10,000

Total Production Services Division capital expenditures	3,554	6,273	5,232	19,000

Actual and budgeted capital expenditures	19,914	17,100	45,992	80,000

Budgeted capital expenditures approved in 2009 that will be incurred in 2010	16,155	—	—	17,100
Budgeted capital expenditures approved in 2008 that was incurred in 2009	—	9,638	—	—

	$36,069	$26,738	$45,992	$97,100

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 950 HP	14	2	16
1000 HP	18	13	31
1200 to 2000 HP	3	15	18

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			69

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